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                                                                EXHIBIT 23(h)(9)

                                WAIVER AGREEMENT



     Agreement ("Agreement") dated as of the 3rd day of January, 2000 by and among Kent Funds ("Trust"), a Massachusetts business trust and a registered investment company under the Investment Company Act of 1940, as amended ("1940 Act"), and Kent Funds Distributors, Inc. ("KFDI"):

                                   BACKGROUND

     The Trust has adopted an amended and Restated Master Distribution Plan ("Plan") pursuant to Rule 12b-1 under the 1940 Act.

     Under the Plan, KFDI may enter into agreements with and the Trust may pay a fee to securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of Investment Shares of the Trust.

     The parties to this Agreement wish to provide for undertakings by KFDI to limit the fees payable under the above-referenced agreements or other fees or reimburse expenses of each of the portfolios of Kent in order to improve the performance of each such portfolio.

                                    AGREEMENT

     THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

     KFDI shall, from the date of this Agreement until December 31, 2000, waive a portion of their fees for certain series of the Trust as set forth on Exhibit A hereto.

     KFDI acknowledges and agrees that it shall not be entitled to collect on or make a claim for waived fees at any time in the future.

     This Agreement shall be governed by and construed under the laws of the State of Massachusetts, without regard to its conflict of law provisions.

     The names "The Kent Funds" and "Trustees of The Kent Funds" refer respectively to the business trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 9, 1986 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Kent Funds" entered into in the name or on behalf






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thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any Fund must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


KENT FUNDS                                    KENT FUNDS DISTRIBUTORS, INC.


By:      /s/ James F. Duca, II                By:      /s/ William J. Tomko
         ---------------------                         --------------------
     Name:  James F. Duca, II                        Name:  William J. Tomko
     Title:  President                               Title:  President



















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                                    EXHIBIT A


                                   KENT FUNDS


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Name of Portfolio                                     Amount to be Waived

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Kent Short Term Bond Fund - Investment         -        0.10% of 12b-1 fees
Class

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Kent Michigan Municipal Bond Fund -            -        0.10% of 12b-1 fees
Investment Class

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